Exhibit 99.1

MEDTOX® Scientific, Inc.
Fourth Quarter Conference Call
March 1, 2005

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to thank those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this point I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. On March 2nd of 2004 when we discussed calendar 2003 performance, we told you that our overall focus in 2004 would be to maximize operating income, increase operating cash flow and to improve our balance sheet. Consistent with those objectives, we increased operating income by $3.0 million dollars or 225%, operating cash flow nearly doubled to $6.3 million, and we improved our balance sheet by repayment of $2.8 million in long-term debt. Additionally, we reported record revenue and net income. Sample volume overall increased in 2004. Drugs-of-abuse testing volume returned to acceptable levels, and pricing is stable. We are also encouraged regarding the future of Clinical Trials Services based on 2004 performance. Within our Specialty Laboratory Services, Clinical Trial Services clients generated $1.8 million in revenues in 2004, up from zero in 2001. 50% of the revenues were attributable to repeat business from existing clients. We entered 2005 with commitments for $2.1 million of trials and studies to be performed in 2005. Our Diagnostics segment showed solid growth of 12% in 2004. It is our intent to introduce new diagnostic products and related services in 2005. As they become available, we will report to you on them. In 2005 we will maintain our commitment to improving margins, cash flow and our balance sheet on a year over year basis. In addition we will be implementing our LEAN initiatives in the Clinical Lab in the first quarter, and should begin to see results in the second quarter. We have also initiated LEAN in our Sales and Marketing group, and early indications are that we can achieve meaningful improvements in productivity. Kevin will now provide you with more financial detail for the year and quarter ended December 31, 2004. Kevin …

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the fourth quarter and for the year.

Here are some details regarding the quarter and the year.

We experienced top line growth of 11% for the fourth quarter and 10% for the year.

In our lab business, fourth quarter revenues were $10.5 million, up 12% from the fourth quarter of last year. For the full year, revenues in our lab business grew 10% to $43.2 million.

During the quarter and the year, we saw a significant increase in workplace drugs-of-abuse samples from both new and existing clients. Revenues from our Specialty Laboratory Services were even with the prior year periods.

In our POC diagnostics business, fourth quarter revenues were $3.1 million, up 8% from last year. For the full year, POC diagnostic revenues grew a solid 12% to $13.5 million. Sales of our PROFILE®-II product line remain strong, while sales within our VERDICT®- II product line continue to trail last year.

Our overall gross margin was 40% in the fourth quarter, up from 38% last year. For the full year, our overall gross margin was 42%, up from 39% last year. Our margins improved in both our lab business and POC diagnostic business during the quarter and the year.

Our selling, general and administrative expenses were consistent with the previous three quarter’s at $4.5 million, but up from the fourth quarter last year. The increase from the fourth quarter last year is due to higher bad debt expense as well as increased spending in sales and marketing and information technology. Bad debt expense, although up in the quarter, was slightly lower for the year. For 2005, we anticipate bad debt expense to continue to run at our historical level of around 1% of revenues.

For the full year, our selling, general and administrative expenses were up $1.1 million, but decreased to 31% of revenues from 33% of revenues last year. Our increased spending was primarily associated with higher performance-based compensation such as bonuses and sales commissions and increased spending on information technology.

For 2005 we anticipate quarterly selling, general and administrative expenses to run higher than 2004, but to remain consistent as a percentage of revenues for the year. The increase is due to continued increased investment in Sales and Marketing, IT, and costs associated with Sarbanes Oxley.

Research and development expenses were $516,000 in the quarter, up from previous quarters, but down from the fourth quarter last year. In the fourth quarter of last year, we incurred costs to restructure the R&D department at our POC Diagnostic business. Our increased spending in the current quarter from the previous three quarters reflects increased development activity associated with new POC Diagnostic products, and other new product development. R&D expenses are expected to run between $550,000 and $600,000 per quarter in 2005.

For the year, research and development expenses were $1.7 million, down 11% from last year.

Other expenses decreased 39% to $239,000 in the quarter and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The New Brighton Business Center is a three building complex that houses our Laboratory Services segment as well as other tenants. For 2005, we anticipate other expenses to run at the 2004 2nd and 3rd quarter levels with some improvement shown later in the year.

Other expenses for the year were $1.4 million compared to $1.6 million last year.

In terms of the balance sheet, our trade receivables are about even with last year. We continue our focus on increased collection efforts and were able to improve our days sales outstanding to 52 days for the year compared to 61 days last year. We also repaid $2.8 million of long-term debt during the year.

This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick Braun:

Thank you Kevin.

We continue to believe that MEDTOX is well positioned in its markets, and that those markets are large enough to support growth. While we are encouraged by 2004 results, we are committed to improving upon our execution over the long term while continuing to maintain a disciplined focus on operating income, cash flow and our balance sheet in 2005.

We’d now be pleased to take any questions that you may have.

Marcus Ortega, J.P. Turner & Company:

Good morning Dick, Kevin, and all else on the call. Congratulations on a fantastic fourth quarter and year-end results. As you know, I’ve been a long-time supporter of this company and I’m thrilled to see the fundamental progress that you’re making. I had a question about your press release on February 17th about the new reduced drug levels detection. What type of speed to approval do you think you can get on this new Sure-Screen® device and how quickly do you think your customer base can scale-up the utilization of it?

Dick Braun:

Marcus, this is Dick. It’s obviously difficult to anticipate the FDA’s approval time-frame, but we would anticipate approximately 90 days. We had agreed a protocol with them ahead of time and we followed the protocol, and we haven’t actually built into our internal projections any significant amount of sales this year from the product, but just a comment, as you will note in Kevin’s comments, he indicated that we trail year-over-year on our VERDICT®-II product line which is largely sold to the limited rights market of probation, parole and rehab, and this new product line is specifically targeted to regain some of that market share that we’ve lost over the last few years, and we think its relatively unique and Jim and his group have surveyed those marketplaces and perhaps he’d like to comment on that.

Jim Schoonover:

Marcus, this is Jim Schoonover. The issue in that market very simply is that historically probation/parole departments and rehab departments have been somewhat held captive by the cut-off levels that have been used by corporations and the federal government, and in their world they would like to test the donors at much lower levels because to them any presence of drug is inappropriate or any presence of any drugs, so the Sure-Screen® levels bring the testing capabilities to these people that are more consistent with their mission and with their guiding beliefs about a zero tolerance type of environment for probation, parole, prisons, and rehab, so we think its going to be a very well received product.

Marcus Ortega, J.P. Turner & Company:

Wow, that’s fantastic. I’m just so delighted to see this phenomenal operating success and balance sheet discipline and one more observation and I’ll get off the line. I think I asked on a call or two back about the best case scenario on DSO’s on receivables and you have really, really outperformed my expectations at 52 days on DSO’s versus 61, and I hope you can maintain that level give or take a small ratio because that’s very admirable, and I think, and correct me if I’m wrong, but I don’t believe there’s many other labs that operate at that level of DSO, so congratulations to all of you. I look forward to seeing your continued progress with your LEAN initiatives and the obvious impact that will contribute to both earnings and balance sheet improvement. Congratulations.

Dick Braun:

Thanks Marcus.

Brent Miley, Rutabaga Capital:

Hi, I had a couple questions for you on the numbers, I was wondering, could you give me a total debt figure at the end of the year please, short and long-term?

Kevin Wiersma:

Sure, short-term debt at the end of the year was about $1.5 million. Long-term was $6.1, total of about $7.6 million.

Brent Miley, Rutabaga Capital:

O.k. and the D&A number for the year?

Kevin Wiersma:

I’m sorry, can you repeat that please?

Brent Miley, Rutabaga Capital:

The depreciation and amortization number for the year?

Kevin Wiersma:

Sure, depreciation and amortization was about $3.1million.

Brent Miley, Rutabaga Capital:

Great, my question on the fundamental side was related to two things. One, I was wondering, I was noticing at the end of fourth quarter, you guys actually reported the same revenue number you did in the first quarter, the March quarter, if I have my numbers right, and it looks like there were SG&A increases and I’m guessing your costs crept up a bit and I know that, again if I recall correctly, moving into the year you guys still have some LEAN initiatives that are supposed to hit the P&L and I know you’ve got a lot of fixed costs leverage as well and you’ve done a nice job on the top-line and you’ve translated some of that to the operating income line, but I guess I’m curious as to why the cost creep? I guess I did expect there to be a little more leverage than there was and maybe you can contrast the first quarter with the fourth a little bit to help me understand what’s going on on the cost side.

Kevin Wiersma:

Sure, if you look at the cost side, you’re right in that our cost structure is fairly fixed and we don’t have a lot of down-side leverage, I guess, as volume decreases, especially in the fourth quarter, you have a number of holidays and vacation expenses, where we’re looking at pretty much fully loaded expense days without a lot of revenue which keep that cost structure up and doesn’t make it fluctuate as much with the revenue as what we saw into the first quarter. But again, the cost basis is fairly fixed as you can see if you look over the quarters. Also you have a mix on laboratory service revenues and product sales revenues between the first and the fourth quarter with higher revenues on product sales which contributed to a higher overall gross margin in the first quarter as well.

Brent Miley, Rutabaga Capital:

It looks like, again I kind of thought going into the year you guys had a couple million dollars at least in cost decline that we’d either see, I guess, either in the COGS line or in the SG&A line. It doesn’t look to me like we’ve seen that. Again it looks to me like your leveraged cut in incremental margin came in about what I would’ve expected in terms of incremental dollars but it sounds like from here on in, it sounds like your costs are essentially going to grow a bit because you said the percents are going to stay the same, but it sounds like the absolute dollars are not really going to be as levered as they have in the past, is that what I’m hearing here?

Kevin Wiersma:

Yeah, we would see the percent stay about the same for the year. The absolute dollars will increase a bit as we continue to invest in Sales and Marketing, IT, and costs associated with Sarbanes Oxley. In the fourth quarter on the SG&A line as well is what we had mentioned was we had some increased bad debt expenses for the quarter although they were down slightly for the year.

Brent Miley, Rutabaga Capital:

O.k., and when you guys look at the DUA markets, you mentioned that the pricing is pretty stable. What kind of trends have you seen? Have you continued to see some strength in that market?

Jim Schoonover:

Yeah, Brent, this is Jim Schoonover. Pricing overall has stabilized and we hope that some point down the road it might trend up just a bit. We again have historically been very good about taking our services and sort of wrapping value added opportunities around them, so for instance when we sell our diagnostic devices, we’re selling more than just the device, we’re selling the capabilities of our laboratory, the capabilities of our information technology systems, and also our collection site network that is somewhat proprietary based on years of involvement in that area, so we continue to get a slight premium, I think, over what you might see from other device manufacturers, and that premium is based pretty much on value added services that we bring to the table.

Brent Miley, Rutabaga Capital:

O.k., so it sounds like you guys still feel like you’re holding or gaining a little market share. What have you seen in terms of just general activity on employment and so forth? Is that still kind of trending your way or has that flattened a bit?

Jim Schoonover:

No, we feel very good about the market. We feel it continues to trend our way. There continues to be consolidation in the market. We continue to bring out products and services that we think are focused on our ability to acquire a greater market percentage over the longer term.

Brent Miley, Rutabaga Capital:

O.k., one other question if I could, on the Clinical Trials side of things, it sounds like you guys are starting to get up to some pretty decent revenue levels there, is that something, I don’t know how account for that, but is that actually kind of profitable or is that still having losses? How do you look at that in terms of contribution? I know its growing and I know it’s early, but I’m curious as to how you guys view that.

Dick Braun:

This is Dick Braun. It’s really part of the Specialty Laboratory Services and it’s folded into that segment. We actually don’t account for it as a separate business segment, but the contribution margin is growing.

Brent Miley, Rutabaga Capital:

O.k., so that’s something were you guys feel like that’s, the incremental revenues from here are going to fall to the P&L?

Dick Braun:

A certain percentage, certainly.

Brent Miley, Rutabaga Capital:

O.k., great. Thanks very much.

Fred Milligan, Sanders, Morris, Harris:

Good morning, as we say in New York, thank you so far. In the context of the release, it told you about repaying $2.8 million of long-term debt, yet if I look at the long-term obligations in terms of the balance sheet that was released, its $6 million down from $7.6, so an improvement of $1.6 million. Is the other portion of this in current liabilities?

Kevin Wiersma:

Right, the other portion was in current liabilities. It was the current portion of the long-term debt.

Fred Milligan, Sanders, Morris, Harris:

O.k., I don’t know if you guys do release any indication of your market share, but if you do, could you discuss it?

Dick Braun:

Could you be a little more specific, do you mean market share with regards to drugs-of-abuse or?

Fred Milligan, Sanders, Morris, Harris:

Lab business.

Dick Braun:

You know that’s a difficult number because the lab industry itself is I think $30 billion, but it’s highly varied and the most focused thing we do in the lab industry is drugs-of-abuse which accounts for about 2/3 of our lab revenue. In drugs-of-abuse, we would estimate that our market share is 5-7%.

Fred Milligan, Sanders, Morris, Harris:

Lastly, what, if you can, new initiatives in the last two years have meant what in terms of revenues relative to the total?

Dick Braun:

That’s a difficult question, on the last two years?

Fred Milligan, Sanders, Morris, Harris:

Yeah.

Dick Braun:

This is an estimate on my part, but new initiatives which would include Clinical Trials and some other product and test offerings probably in terms of $3-5 million in revenues.

Fred Milligan, Sanders, Morris, Harris:

O.k., thank you.

Dick Braun:

We thank you for your participation, and we look forward to speaking with you again at the end of the first quarter.